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                                                                    Exhibit 23.0


                         Independent Auditors' Consent


To the Board of Directors
Roslyn Bancorp, Inc.:


We consent to incorporation by reference in the Registration Statements (Nos. 333-41365, 333-72471, 333-56259, 333-49790 and 333-49794) on Form S-8 and (No.
333-67359) on Form S-4 of Roslyn Bancorp, Inc. of our report dated January 18, 2001, relating to the consolidated statements of financial condition of Roslyn Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report is incorporated by reference in the December 31, 2000 Annual Report on Form 10-K of Roslyn Bancorp, Inc.


/s/ KPMG LLP

Melville, New York
March 30, 2001